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                                                             EXHIBIT 10.37(a)

                        [ALTERA CORPORATION LETTERHEAD]



August 20, 1996



Mr. Tadahiko Ishino
Sharp Corporation
22-22 Nagaike-cho
Abeno-ku
Osaka, Japan

RE: LSI Products Supply Agreement dated October 1, 1993

Dear Mr. Ishino:

This letter will memorialize the understanding reached between Sharp Corporation and Altera Corporation to change the terms of payment set forth in the referenced Agreement between our companies.

Article 5, paragraph (b) of the Agreement provides for payment pursuant to a letter of credit payable at sight. We have agreed that instead of these payment terms, Sharp will invoice Altera for wafer purchase on shipment, with net 28 day payment terms. This change will be effective for wafer starts beginning July 1, 1996. Altera will open an irrevocable standby LC in favor of Sharp at a mutually acceptable bank, presently Banque Nationale de Paris, to back up Altera's payment obligations. The amount of the standby LC will be as agreed upon by Sharp and Altera from time to time, initially set at 1.5 billion yen. Sharp has agreed to give Altera written notice of any invoices not paid within 28 days, and to only draw on the LC if and to the extent that the invoice remains unpaid after 15 days have passed since delivery of notice.

If this letter matches your understanding of our agreement, please so indicate by signing and returning to us the enclosed copy. Thank you for your cooperation.

Sincerely,


/s/ RODNEY SMITH
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Rodney Smith
Chairman of the Board,
President and CEO

Agreed and Accepted this 28th day of August, 1996:

Sharp Corporation


By:    /s/  TADAHIKO ISHINO
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       Executive Director and Group General Manager of
Title: International Sales & Marketing Group-IC/Electronic Components
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